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                                                                   Exhibit 10.28

                        Summary of Director Compensation

      Directors who are not employees of eLoyalty or any of its subsidiaries ("non-employee directors") receive $1,500 for their attendance at each meeting of the Board of Directors, $2,000 per Audit Committee meeting attended and $500 for each Compensation Committee meeting (each of which generally is held in tandem with a meeting of the Board of Directors). If any Compensation Committee meetings are held apart from a Board of Directors meeting, each Compensation Committee member receives $1,000 per meeting attended. One Director, Jay Hoag, historically has declined to accept any such compensation for his service as a member of the Board of Directors or the committees on which he serves. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.

      In addition to meeting attendance fees, non-employee directors are eligible to receive automatic grants of stock options under the eLoyalty Corporation 1999 Stock Incentive Plan (the "1999 plan"). The 1999 plan provides for each non-employee director to receive: (i) an option to purchase 5,000 shares of eLoyalty Common Stock upon commencement of service as a director (an "Initial Grant"); and (ii) an option to purchase 1,200 shares of eLoyalty Common Stock on the day following the date of each annual meeting of eLoyalty stockholders during which such service continues (an "Annual Grant"). Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant and over a period of 12 months from the end of the month following the grant date with respect to each Annual Grant.

      Mr. Hoag historically has declined receipt of the Annual Grants that otherwise would have been awarded to him automatically under the 1999 plan.